NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY COMPLETES $62 MILLION OF ASSET SALES
Highlights:

t	Total sales proceeds in fourth quarter to date reach $86.5 million
t	All proceeds used to reduce debt
DALLAS — (November 5, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has completed the previously disclosed sale of the Residence Inn Atlanta Perimeter West in Atlanta, Georgia and the Residence Inn Torrance in Torrance, California, for $61.5 million in cash. The Company had announced in early October that both assets were under firm contract.
To date in the fourth quarter, the Company has sold $86.5 million of assets and has been able to pay down, after taking into account debt prepayment requirements, $92.7 million of debt since September 30, 2007. The Company has two additional assets under firm contract, the Residence Inn Kansas City in Kansas City, Missouri, and the Marriott BWI Airport in Baltimore, Maryland, both of which are expected to close in the fourth quarter subject to customary closing conditions.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Announces $62 Million of Asset Sales

November 5, 2007
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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